Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER ANNOUNCES NEW CHIEF INFORMATION OFFICER;

NAMES INDUSTRY LEADER AND AWARD WINNING CIO TO THE POST

GREENWOOD VILLAGE, Colo. — March 28, 2011 — CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today named Eric Goldfarb, a former BearingPoint, Inc. Executive Vice President and CIO, as Executive Vice President and Chief Information Officer effective March 28, 2011.

“Eric’s vast experience and industry knowledge are perfectly aligned to ensure that CIBER accomplishes its key initiative of building out a world-class information technology organization that will support our growth and enhance our business decisions.  Eric has a distinguished track record of building outstanding information technology organizations and systems, overseeing capital and operating budgets, and integrating multiple financial systems,” said CIBER’s Chief Executive Officer, Dave Peterschmidt.

Goldfarb, 46, was an Executive Vice President, executive committee member and CIO at BearingPoint, Inc. from 2006 to 2010.  In this role, he was responsible for redefining the mission of and setting the priorities for the IT organization.  Within 20 months, his team successfully integrated multiple financial systems, achieved compliance with federal regulations, and delivered significant cost savings through innovations that earned BearingPoint a spot on InformationWeek’s list of most innovative companies.  Additionally, Goldfarb was instrumental in expanding the client base through website redesigns that enabled client mining and increased marketing activities.  This effort won a 2007 Interactive Media Award™.

Goldfarb is a widely published thought leader in the discipline of applying information technology to business needs. He is co-author of several books including Ways to Reduce IT Spending, (2004). His articles have appeared in Computerworld and CIO Magazine.  Computerworld recognized Goldfarb as one of the world’s premier 100 IT leaders in 2003.  The nominating committee described him as “a trusted industry veteran known for his leadership, creativity, vision, charisma, no-nonsense risk-taking attitude, and his results.”

“Goldfarb’s proven strategic approach has driven success at several organizations,” said Peterschmidt.  “His efforts have resulted in increased revenue growth, created efficiencies in operating and business processes, expanded market opportunities, enhanced web-based sales training, improved interactive marketing, and led to significant cost savings and higher returns on IT investments.”

“I am eager to join CIBER, where my experience and collaborative approach will help the company achieve its goal of building a best-in-class IT organization,” said Goldfarb.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

###